Exhibit 5.1

March 16, 2011

The Princeton Review, Inc.

111 Speen Street

Framingham, Massachusetts 01701

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to (i) 750,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of The Princeton Review, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2000 Stock Incentive Plan, as amended (the “Plan”), (ii) 1,150,000 shares of Common Stock that may be issued pursuant to the Stock Option Grant and Agreement, dated August 16, 2010, by and between the Company and Christian Kasper (the “Kasper Agreement”), (iii) 300,000 shares of Common Stock that may be issued pursuant to the Stock Option Grant and Agreement, dated November 30, 2009, by and between the Company and H. Scott Kirkpatrick, Jr. (the “Kirkpatrick NQ Agreement”), and (iv) 137,500 shares of Common Stock that may be issued pursuant to the Restricted Stock Unit Agreement, dated November 30, 2009, by and between the Company and H. Scott Kirkpatrick, Jr. (the “Kirkpatrick RSU Agreement”, and together with the Kirkpatrick NQ Agreement and the Kasper Agreement, the “Grant Agreements”). The aggregate shares of Common Stock referenced under clauses (i) through (iv) of this paragraph shall hereinafter be referred to as the “Shares”.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan or of the applicable Grant Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP